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
                                                          Exhibit 11
              SPACEHAB, INCORPORATED AND SUBSIDIARIES
              COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                           Three Months
                                                                        Ended September 30,
                                                                       1998           1997
                                                                   ------------   ------------
Net income and adjusted earnings:
  Net income applicable to
     common shareholders used for
     basic computations ........................................   $    413,213   $ (5,654,141)
  Dilution adjustments:
  Savings in convertible note payable
    interestexpense net of tax .................................        775,867           --
                                                                   ------------   ------------
  Adjusted net income applicable to
    common shareholders assuming dilution ......................      1,189,080     (5,654,141)
                                                                   ============   ============
Average number of shares of common stock
    used for basic computation .................................     11,168,161     11,146,660
   Diluted adjustments (1):
      Weighted average shares and share equivalents outstanding:
      Assumed exercise of options and
       warrants ................................................        184,532        242,407
      Assumed conversion of convertible debt ...................      4,642,202           --
                                                                   ------------   ------------
Total number of shares assumed to be
   outstanding assuming dilution ...............................     15,994,895     11,389,067
                                                                   ============   ============
Earnings common per share:
Income per common share:
   Net Income per share - Basic ................................   $       0.04   ($      0.51)
                                                                   ============   ============
   Net Income per share - Diluted (1) ..........................           0.07          (0.50)
                                                                   ============   ============
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(1)The  assumed   exercise  of  options  and  warrants  and  the  conversion  of convertible  debt are anti-dilutive  but are included in the  calculation  of dilutive  earnings  per  share in  accordance  with  Regulation  S-K Item 601
   (a)(11).